EXHIBIT 10.1
EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of July 27, 2022, between AppFolio, Inc., a Delaware corporation (the “Company”), and Jason Randall (“Randall”).
W I T N E S S E T H
WHEREAS, the Company and Randall desire to enter into this Agreement as to the terms of Randall’s employment with the Company.
NOW, THEREFORE, the parties to this Agreement agree as follows:
1.Employment Term. The Company agrees to employ Randall pursuant to the terms of this Agreement, and Randall agrees to be so employed, commencing as of July 27, 2022 (the “Effective Date”). Randall’s employment may be terminated in accordance with Section 3 of this Agreement. The period of time between the Effective Date and the termination of Randall’s employment is the “Employment Term.”
2.Position and Duties.
(1)During the Employment Term, Randall will serve as the Chief Executive Officer of the Company, reporting to the Company’s Board of Directors. In this capacity, Randall will have the duties, authorities and responsibilities as are consistent with that position.
(2)During the Employment Term, Randall shall devote all of his business time, energy, business judgment, knowledge and skill and his best efforts to the performance of his duties with the Company. Notwithstanding the foregoing, Randall may: (i) serve on boards of directors of non-profit organizations and, in a manner consistent with the Company’s applicable policies and procedures and practices, of other for-profit companies, (ii) participate in charitable, civic, educational, professional, community or industry affairs, (iii) manage Randall’s passive personal investments, provided, however, that in each case of clauses (i)-(iii), so long as such activities in the aggregate do not interfere or conflict with Randall’s duties under this Agreement or create a potential business or fiduciary conflict.
3.Termination. Randall’s employment and the Employment Term shall terminate on the first of the following to occur:
(3)Cause. Immediately upon written notice by the Company to Randall of a termination for Cause.
(4)Without Good Reason. Upon thirty (30) days’ prior written notice by Randall to the Company of Randall’s voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).
(5)Without Cause. Immediately upon written notice by the Company to Randall of an involuntary termination without Cause (other than for death or Disability).
(6)Good Reason. Upon written notice by the Randall to the Company of a termination for Good Reason.
(7)Death. Automatically upon the date of death of Randall.

(8)Disability. Immediately upon written notice by the Company to Randall of termination due to Disability (capitalized terms in this Section 3 that have not been previously defined in this Agreement are defined in Section 11 below).
4.Base Salary. During the Employment Term, the Company will pay Randall a base salary (the “Base Salary”) at an annual rate of $500,000 in accordance with the Company’s regular payroll practices. The Base Salary is subject to annual review by the Company’s Board of Directors (the “Board”).
5.Corporate Bonus Program. For each fiscal year of the Company completed during the Employment Term, Randall will be eligible to earn an annual bonus (each annual bonus, an “Annual Bonus”) under the Company’s Corporate Bonus Program. The Annual Bonus is subject to the Board’s approval and Randall’s execution of the applicable participation agreement under the Corporate Bonus Program. For fiscal year 2022, Randall will be eligible for an Annual Bonus of $500,000 at target (subject to a possible increase or decrease relative to certain performance metrics). In each case, the Annual Bonus will be subject to the terms and conditions of this Section 5 and the applicable plan documents.
6.Long-Term Cash Incentive. Randall is eligible for cash bonus opportunities under the Long-Term Cash Incentive Plan and its Exhibits, (the “Incentive Plan”) adopted by the AppFolio Board of Directors on February 20, 2018, and the Long-Term Cash Incentive Award Offer of the same date (the “Incentive Offer”), subject to the following additional terms:
(1)The Payout Formula (as defined in the Incentive Plan) for Randall will be as set forth in Exhibit B of the Incentive Plan, but the payout percentage will be as follows: .5% for an annual Internal Rate of Return (“IRR”) at 10% and below 15%; 1% (one percent) for IRR at 15% and below 20%; 1.5% for IRR at 20% and below 25%; and at 2.5% for IRR at 25% or above.
(2)In the event of voluntary resignation or termination of employment by the Company with Cause whenever such resignation or termination occurs during the calendar year, Randall will receive no payment from the Company other than what it may have already paid to him which he shall retain.
(3)In the event of termination of employment by the Company without Cause or by Randall for Good Reason occurring during the calendar year 2022 the Company will pay Randall the sum of $5,000,000; and if such a termination occurs during calendar years 2023, 2024 or 2025, the Company will pay Randall a pro-rated amount, based on the number of full months Randall worked between January 1, 2018 and the date of the event, to be paid if and when such amounts are earned under the Payout Formula, in each case subject to Randall’s continued compliance with Sections 9 and 10 of this Agreement. (For illustration, if such termination or resignation occurs on July 10, 2024, Randall would be entitled to 78 months over 96 months which is .8125 of the 2024 and 2025 payments, if and to the extent the thresholds for those payments are met.)
(4)In the event of termination of employment other than for Cause or Randall’s resignation with Good Reason, in each case within 12 months of a Change of Control (as that term is defined in the Incentive Plan), the Company will pay Randall $5,000,000 if such termination or resignation occurs in 2022, and if such termination or resignation occurs in 2023, 2024 or 2025, Randall would be entitled to payment of the pro-rated amount as set forth in subsection (c) above, in each case subject to Randall’s continued compliance with Sections 9 and 10 of this Agreement.
(5)In the event of termination of employment as a result of Randall’s death or Disability occurring in 2022 the Company will pay Randall or his estate $5,000,000 and for such a termination occurring in 2023, 2024 or 2025 the Company will pay Randall or his estate the greater of $5,000,000 or the pro-rated amount set forth in (c) above; provided, however, for purposes of that pro-rated payment 12 months will be added to his time of service at his death. For a termination for Disability, 12 months will be added to his time of service but it shall be measured from the first date Randall is continuously unable to work as a result of that disability. (For example, if Randall’s employment terminated as a result of death on July 10, 2023, or for Disability that began on that date, his estate would be entitled to 78 months over 96 months or .8125 of the 2024 and 2025 payments if, and to the extent, the thresholds are met, less any amount already paid in previous years; or $5,000,000, whichever is greater.)
7.Employee Benefits.
(1)Benefit Plans; Vacation. During the Employment Term, Randall will be eligible to participate in any employee benefit plan adopted by the Company for the benefit of its executive employees, subject to satisfying the applicable eligibility requirements, except to the extent such plans are duplicative of the benefits otherwise provided under this Agreement. Randall shall be entitled to the same vacation policy for executive employees of the Company as in effect from time to time. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.
(2)Business Expenses. The Company will reimburse Randall for all reasonable and necessary out-of-pocket business expenses incurred in connection with the performance of Randall’s duties under this Agreement, in accordance with the Company’s expense reimbursement policy.
8.Other Benefits On Termination.
(a)Termination For Cause Or Voluntary Termination By Randall. If Randall’s employment is terminated: (x) by the Company for Cause, or (y) by Randall other than by reason of death, Disability or resignation for Good Reason, then the Company shall pay to Randall the Accrued Benefits.
(b)Termination Without Cause or Resignation for Good Reason. If Randall’s employment by the Company is terminated by the Company other than for Cause or Randall resigns for Good Reason, the Company shall pay or provide Randall with the following:
(1)the Accrued Benefits; and
(2)subject to Randall’s continued compliance with Sections 9 and 10 of this Agreement, (1) an amount equal to Randall’s monthly Base Salary paid in accordance with the Company’s normal payroll practices for a period of twelve (12) months following such termination; (2) a pro-rated portion of the Annual Bonus for the fiscal year in which such termination occurs, with such pro-rated portion determined based on the number of days Randall was employed by the Company during such year, and achievement of the applicable performance goals determined by the Board at the time of such termination based on forecasted results (but no greater than target-level performance), payable on the first regularly scheduled pay period following the sixtieth (60th) day following such termination; (3) payment of COBRA premiums (through premium reimbursement or direct payment to the insurer) for twelve (12) months following termination; and (4) payment of any earned but unpaid Annual Award for the prior completed fiscal year. Notwithstanding the foregoing, any such payment scheduled to occur pursuant to this Section 8(b)(ii) during the first sixty (60) days following the termination will not be paid until the first regularly scheduled pay period following the sixtieth (60th) day following such termination and will include payment of any amount that was otherwise scheduled to be paid prior thereto.
(a)Death; Disability. In the event that Randall’s employment and/or the Employment Term ends on account of Randall’s death or Disability, the Company shall pay to

Randall or Randall’s estate, as the case may be, the Accrued Benefits, any earned but unpaid Annual Award, and a pro-rated portion of the then current year’s Annual Award at target. Also, if the Employment Term ends because of Randall’s death, the Company will pay COBRA premiums for twelve (12) months for any family members covered by the Company’s plans subject to COBRA and any required timely elections for COBRA coverage. Notwithstanding the foregoing, all right and obligations to the Accrued Benefits shall be subject to state and federal laws governing disabilities and leaves of absence as well as the Company’s applicable policies.
(b)Resignation From All Other Positions. Upon any termination of the Employment Term, Randall will promptly resign, and will be deemed to have automatically resigned, from all positions, if any, that Randall holds as a member of the Board (including any committees), officer, director, manager or fiduciary of the Company or any of its affiliates or subsidiaries. Randall will take all actions reasonably requested by the Company to give effect to this Section (e).
(c)Exclusive Remedy. The amounts payable to Randall following termination of employment and the Employment Term pursuant to Sections 6 and 8 of this Agreement shall be in full and complete satisfaction of Randall’s rights under this Agreement and any other claims that Randall may have in respect of Randall’s employment with the Company or any of its affiliates. Randall acknowledges that such amounts are fair and reasonable and are Randall’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of Randall’s employment or any breach of this Agreement.
9.Release; Continued Compliance. Any and all payments and benefits provided Randall pursuant to Sections 6 and 8 of this Agreement beyond the Accrued Benefits (the “Additional Payments and Benefits”) shall be payable only if Randall delivers to the Company, and does not revoke, a general release of claims in favor of the Company in substantially the form attached hereto as Exhibit A. Such release will be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination. During such time that Randall is receiving the Additional Payments and Benefits, if (a) the Company discovers grounds constituting Cause existed before Randall’s termination or (b) Randall breaches any of the restrictive covenants set forth in the Employee Proprietary Information and Invention Assignment Agreement attached to this Agreement as Exhibit B, Randall’s right to receive the Additional Payment and Benefits, including without limitation those pursuant to Section 6 of this Agreement, will immediately cease and become null and void, and any previously paid Additional Payments and Benefits shall be repaid to the Company by Randall.
10.Restrictive Covenants. Randall acknowledges and agrees to be bound by the restrictive covenants set forth in the Employee Proprietary Information and Invention Assignment Agreement attached to this Agreement as Exhibit B.
11.Certain Defined Terms. As used in this Agreement, the following terms have the meanings set forth below:
(1)“Accrued Benefits” means: (i) any accrued but unpaid Base Salary through the date of termination; (ii) any other amount already earned but not yet paid; and (iii) reimbursement for any unreimbursed business expenses incurred through the date of termination.
(2)“Cause” means Randall’s: (i) theft, dishonesty, misconduct, falsification of any employment or Company records or any other act or omission that has a material detrimental effect on the Company’s reputation or business; (ii) conviction (including any plea of guilty or no contest) for any felony, or for any criminal act that materially impairs Randall’s ability to perform Randall’s duties to the Company; (iii) breach of fiduciary duty; (iv) material breach of this Agreement any other agreement between Randall and the Company; or (v) material violation of any Company policy, including but not limited to the harassment policy; or (vi) Randall’s willful failure to perform, or willful misconduct or gross negligence in the performance of, Randall’s duties to the Company or Randall’s failure to follow the lawful directives of the Board (other than as a result of death or Disability); provided that, in the case of clauses (iv), (v) and (vi), Randall shall have an opportunity to cure, if susceptible to cure, for a period of thirty (30) days following notice by the Board.
(3)“Disability” or “Disabled” means Randall becomes “disabled” or suffers from a “disability” as defined in Section 409A, or in any successor regulation, as determined by the Board in good faith.
(4)“Good Reason” means, without Randall’s prior written consent: (i) a material reduction in Randall’s base salary (other than a reduction pertaining to all similarly situated employees of the Company); (ii) a material diminution of Randall’s duties inconsistent with Randall’s position, including a change of the title of his position to one of less responsibility or scope; (iii) an adverse change in Randall’s reporting line to other than the Company’s Board of Directors; (iv) a material breach by the Company or its affiliate of the Agreement or any other material written agreement with the Company; or (v) the relocation of Randall’s principal work location by more than thirty-five (35) miles when either virtual work or a flexible hybrid work arrangement involving both off-site services and in-person services at the Company’s headquarters is not available to Randall; provided that, “Good Reason” shall exist only if Randall tenders written objection to the Company within thirty (30) days of the initial occurrence of such Good Reason setting forth in reasonable detail the circumstances alleged to give rise to Good Reason, the Company fails to remedy the condition within thirty (30) days after receiving such written objection notice, and Randall gives notice of resignation from employment within thirty (30) days after the end of such cure period.
(5)“Section 409A” means Section 409A of the Internal Revenue Code and the regulations and guidance promulgated under the Internal Revenue Code.
12.No Assignments. This Agreement is personal to each of the parties. Except as provided below, no party may assign or delegate any rights or obligations under this Agreement without first obtaining the written consent of the other party. The Company may assign this Agreement to any successor to all or substantially all of its business or assets.
13.Notice. All communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by electronic mail, or (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service:
If to Randall:
At the address (or to the email address) shown in the books and records of the Company.
If to the Company:
70 Castillan Drive
Santa Barbara, CA 93117
Attention: Chief Legal Officer
or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14.Interpretation. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.
15.Severability. The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties shall be enforceable to the fullest extent permitted by applicable law.
16.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
17.Arbitration. Any dispute or controversy arising under or in connection with this Agreement or Randall’s employment with the Company shall be settled exclusively by arbitration, conducted before a single arbitrator in Santa Barbara, California in accordance with the JAMS Employment Rules and Procedures then in effect (available at www.jamsdr.com). The decision of the arbitrator will be final and binding upon the parties. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. In connection with any such arbitration and regardless of outcome, (a) each party shall pay all its own costs and expenses, including, without limitation, its own legal fees and expenses, and (b) the arbitration costs shall be borne by the Company.
18.Governing Law. This Agreement, the rights and obligations of the parties, and all claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of California (without regard to its choice of law provisions).
19.Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Randall and such officer or director as may be designated by the Board. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement, together with all exhibits attached to this Agreement, sets forth the entire agreement of the parties in respect of the subject matter contained in this Agreement and supersedes any and all prior agreements or understandings between Randall and the Company with respect to the subject matter of this Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. In the event of any inconsistency between the terms of this Agreement and any equity award, the terms of this Agreement shall govern and control.
20.Representations. Randall represents and warrants to the Company that: (a) Randall has the legal right to enter into this Agreement and to perform all of the obligations on Randall’s part to be performed under this Agreement; and (b) Randall is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent or impair Randall from entering into this Agreement or performing Randall’s duties and obligations under this Agreement.
21.Tax Matters.

(1)Withholding. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
(2)Section 409A Compliance.
(a)The intent of the parties is that payments and benefits under this Agreement comply with, or are exempt from, Section 409A. Accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Randall by Section 409A or damages for failing to comply with Section 409A.
(b)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A. For purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if Randall is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A, then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Randall, and (B) the date of Randall’s death, to the extent required under Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 22.(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Randall in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(c)To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (A) all expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Randall, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
(d)For purposes of Section 409A, Randall’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.
(e)Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.
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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

APPFOLIO, INC.
By:	/s/ Andreas von Blottnitz
Name:	Andreas von Blottnitz
Title:	Chairperson of the Board of Directors

JASON RANDALL
/s/ Jason Randall
Jason Randall

[Signature Page to Employment Agreement]

Exhibit A GENERAL RELEASE

I, ________________, in consideration of and subject to the performance by AppFolio, Inc. (together with its subsidiaries, the “Company”) of its obligations under that Employment Agreement, dated as of                 ,     , 2022 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective affiliates and all present, former and future managers, directors, officers, employees, successors and assigns of the Company and its affiliates and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1.My employment or service with the Company and its affiliates terminated as of    , and I hereby resign from any position as an officer, member of the board of managers or directors (as applicable) or fiduciary of the Company or its affiliates (or reaffirm any such resignation that may have already occurred). I understand that the Additional Payments and Benefits represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the Additional Payments and Benefits unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. I understand and agree that such payments and benefits are subject to the restrictive covenants set forth in Exhibit B attached to the Agreement, which (as noted below) expressly survive my termination of employment and the execution of this General Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2.Except as provided in paragraphs 5. and 6. below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company, including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; the California Fair Labor Standards Act; any applicable regulations or Executive Order Programs; or the state or local counterparts of all of the foregoing, including without limitation, the Fair Employment and Housing Act, as amended, the California Labor Code; the California Equal Pay Act, and the California False Claims Act; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional
    Exhibit A - 9

distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.The released claims described in paragraph 2. hereof include all such claims, whether known or unknown by me. Therefore, I waive the effect of California Civil Code § 1542 and any other analogous provision of applicable law of any jurisdiction. Section 1542 states:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge, I expressly acknowledge that the Separation Agreement is intended to include, and does include in its effect, without limitation, all claims which I do not know or suspect to exist in my favor against Releasees at the time of execution hereof, and that the settlement agreed upon expressly contemplates the extinguishment of all such claims, except as otherwise provided herein.

4.I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2. above.

5.I agree that this General Release does not waive or release any rights or claims that may arise under the Age Discrimination in Employment Act of 1967 after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

6.I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving (i) any right to the Accrued Benefits or any Additional Payments and Benefits to which I am entitled under the Agreement, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise, or (iii) my rights as an equity or security holder in the Company or its affiliates.

7.In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should
    Exhibit A - 10

bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2. above as of the execution of this General Release.

a.I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

b.I agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.

c.Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity.

d.I hereby acknowledge that Exhibit B of the Agreement shall survive as applicable therein my execution of this General Release.

e.Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

f.Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.I HAVE READ IT CAREFULLY;

2.I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS;

3.I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;
    Exhibit A - 11

6.I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:__________________________    DATED:_________________
    Exhibit A - 12

Exhibit B

[Employee Proprietary Information and Invention Assignment Agreement]
(Attached)

Exhibit B - 1